EXHIBIT 4.1
                                                              -----------

                              PRICING AGREEMENT

   Goldman, Sachs & Co.,
   Barclays Capital Inc.
   c/o Goldman, Sachs & Co.
   85 Broad Street
   New York, New York 10004
                                                       September 23, 1999
   Ladies and Gentlemen:

        NiSource Capital Markets, Inc., an Indiana corporation (the "Company") and wholly-owned subsidiary of NiSource Inc., an Indiana corporation ("NiSource"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 23, 1999. (the "Underwriting Agreement"), between NiSource and the Company on the one hand and Goldman, Sachs & Co. and Barclays Capital Inc. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Securities pursuant to
   Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

        An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

        Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the


   Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto.

        If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                      Very truly yours,

                                      NiSource Capital Markets, Inc.

                                      By:  /s/ Stephen P. Adik
                                           ------------------------
                                           Name:  Stephen P. Adik
                                           Title: President

                                      NiSource Inc.

                                      By:  /s/ Stephen P. Adik
                                           -------------------------
                                           Name:  Stephen P. Adik
                                           Title:  Senior Executive
                                                  Vice President,
                                                   Chief Financial
                                                  Officer and Treasurer

                                      Goldman, Sachs & Co.

   Accepted as of the date hereof:

   Goldman, Sachs & Co.
   Barclays Capital Inc.

   By:  /s/ Goldman, Sachs & Co.
        ---------------------------
          (Goldman, Sachs & Co.)

        On behalf of each of the Underwriters



                                     -2-



                                 SCHEDULE I


                                                         PRINCIPAL
                                                         AMOUNT OF
                                                         DESIGNATED
                                                         SECURITIES
                                                           TO BE
                     UNDERWRITER                         PURCHASED
                     -----------                        -----------
    Goldman, Sachs & Co.                              $  80,000,000
    Barclays Capital Inc.                                80,000,000

































                                                    ---------------
                                                       $160,000,000
                                                    ===============





                                     -3-



                                 SCHEDULE II

   TITLE OF SECURITIES:

        Puttable Reset Securities PURS Servicemark due 2010 ("PURS")

   AGGREGATE PRINCIPAL AMOUNT:

        $160,000,000

   PRICE TO PUBLIC:

        100% of the principal amount of the Securities, plus accrued interest, if any, from September 28, 1999

   PURCHASE PRICE BY UNDERWRITERS:

        99.726% of the principal amount of the Securities, plus accrued interest, if any, from September 28, 1999

   FORM OF SECURITIES:

        Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

   SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

        Federal (same day) funds

   TIME OF DELIVERY:

        10:00 a.m. (New York City time), September 28, 1999

   INDENTURE:

        Indenture dated February 14, 1997, as amended by the First Supplemental Indenture dated February 16, 1999, among the
        Company, NiSource and the Trustee

   MATURITY:

        September 28, 2010

   INTEREST RATE:

        See Floating Rate Provisions

   INTEREST PAYMENT DATES:


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        Interest is payable on October 28, 1999, January 28, 2000, April
        28, 2000, July 28, 2000 and September 28, 2000.

   REDEMPTION PROVISIONS:

        No provisions for redemption.

   SINKING FUND PROVISIONS:
        No sinking fund provisions.

   OPTIONAL REPAYMENT PROVISIONS:

        Put Option as provided in paragraph 3 of the form of PURS attached hereto as Exhibit A.

   FLOATING RATE PROVISIONS:

        Until September 28, 2000, the interest rate on the PURS will be reset on each of October 28, 1999, January 28, 2000, April 28, 2000, July 28, 2000 and September 28, 2000 to the Applicable LIBOR Rate plus 125 basis points (1.25%). The Chase Manhattan Bank will compute the Applicable LIBOR Rate and the interest rate on the PURS until September 28, 2000.

        The Applicable LIBOR Rate means the rate for deposits in U.S. dollars having the Relevant Maturity that appears on the Telerate page 3750 as of 11:00 A.M., London time, on the second day on which dealings in U.S. dollars are transacted in the London interbank market preceding October 28, 1999, January 28, 2000, April 28, 2000, July 28, 2000 and September 28, 2000, as the case may be. The Relevant Maturity for the interest period beginning on September 28, 1999 will be one month; the Relevant Maturity for the interest period beginning on October 28, 1999, January 28, 2000 and April 28, 2000 will be three months; and the Relevant Maturity for the interest period beginning on July 28, 2000 will be two months. Telerate page 3750 means the display page so designated on the service operated by Bridge Telerate, Inc. or any other page or pages that may replace that page on that service or any other service that may be nominated by the British Banker's Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

        If the Applicable LIBOR Rate on an interest determination date does not appear on the Telerate page 3750, the Applicable LIBOR Rate will be determined by The Chase Manhattan Bank on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by The Chase Manhattan Bank at approximately 11:00 A.M., London time, on that interest determination date to prime banks in the London interbank market having the relevant maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that

                                     -5-


        time. The Chase Manhattan Bank will request the principal London office of each of those four major banks to provide a quotation of its rate. If at least two quotations are provided, the Applicable LIBOR Rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of those quotations. If fewer than two quotations are provided, the Applicable LIBOR Rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted by three major banks in New York City selected by The Chase Manhattan Bank at approximately 11:00 A.M., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks, having the Relevant Maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If the banks in New York City selected by The Chase Manhattan Bank are not quoting rates as mentioned above on the interest determination date, then the Applicable LIBOR Rate for the subsequent interest period will be the Applicable LIBOR Rate in effect on the interest determination date.

   DEFEASANCE PROVISIONS:

        None

   CLOSING LOCATION FOR DELIVERY OF SECURITIES:

        Schiff Hardin & Waite
        6600 Sears Tower
        Chicago, Illinois  60606

   NAMES AND ADDRESSES OF REPRESENTATIVES:

        Goldman, Sachs & Co.
        Barclays Bank Inc.

   Address for Notices, etc.:

        Goldman, Sachs & Co.
        Attn:  Registration Department
        85 Broad Street
        New York, New York  10004

        Barclays Capital Inc.
        Attn: Swap Operations
        222 Broadway
        New York, New York 10038




                                     -6-


   OTHER TERMS:

        As provided in paragraphs 2, 3, 4, 5 and 10 of the form of PURS attached hereto as Exhibit A.

        At the time of the closing of the sale and purchase of the PURS, and subject thereto, Goldman, Sachs & Co. and Barclays Bank PLC will pay to the Company, in immediately available funds, an amount equal to 1.83% of the principal amount of the PURS in respect of the call option granted to Goldman, Sachs & Co. and Barclays Bank PLC pursuant to the terms of the PURS.

        The opinion in section 7(c) of the Underwriting Agreement will also cover the validity, binding effect and enforceability of the Calculation Agency Agreement to be entered into in connection with the PURS.



































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